Exhibit 99.1

(BW)(MA-BEACON-ROOFING-SUPPLY)(BECN) Fourth Quarter Sales Increase
87%; Annual Sales Surpass $1.5 Billion

Business Editors

PEABODY, Mass.—(BUSINESS WIRE)—Dec. 14, 2006—Beacon Roofing Supply, Inc. (“Beacon” or the “Company”) (Nasdaq: BECN) announced today record performance for the fourth quarter and fiscal year ended September 30, 2006 (“2006”).

Fourth Quarter

Sales increased 86.6% to a record $431.3 million in the fourth quarter of 2006 from $231.2 million in the fourth quarter of the fiscal year ended September 24, 2005 (“2005”), reflecting acquisitions made in 2006 and strong internal growth across all three product groups: residential roofing, non-residential roofing and complementary building products. The internal sales (“existing markets”) growth rate was 20.0% in the fourth quarter of 2006, while the acquired companies contributed the remaining sales increase.

There were three additional business days in the fourth quarter of 2006 compared to 2005. Excluding the impact of those three days, internal sales still increased 14.3% in existing markets. Existing markets exclude branches acquired in the four quarters prior to the start of the reporting period.

During 2006, Beacon made several major acquisitions, including the purchase of Shelter Distribution, Inc., which currently operates 57 branches, and opened six new branches. In the fourth quarter of 2006, Beacon acquired two companies, Roof Depot and RSM, whose six branches were added to Shelter regions, and opened one new branch.

Gross profit in the fourth quarter increased 83.6% to $102.4 million from $55.8 million a year ago, while the overall and existing market gross margin rates were 23.7% compared to 24.1% last year. For the fourth quarter, the gross profit of the largest of our 2005 acquisitions, JGA, which has lower gross margins and had much higher sales compared to 2005, was included in the existing market results and reduced the existing market gross margin rate. The overall gross margin rate was slightly affected by unfavorable physical inventory adjustments during the fourth quarter of 2006, mostly from acquired markets.

Operating expenses increased $34.5 million, or 90.6%, compared to 2005, due primarily to the 2006 acquisitions. As a percentage of net sales, overall operating expenses increased to 16.8% from 16.4%, as the acquired companies had higher expenses as a rate of their sales, including amortization expense that increased approximately $2.5 million, mostly resulting from the amortization of the intangible assets recorded for acquired companies’ customer relationships. Existing market operating expenses increased $3.1 million, or 8.3%, due primarily to higher payroll costs associated with the higher sales volume and increased stock-based compensation (option) expense related to the adoption of SFAS No. 123R in 2006. These factors were partially offset by lower bad debt expense and lower professional fees. As a percentage of net sales, existing market operating expenses declined to 14.9% from 16.5%, due primarily to the leveraging of fixed expenses over the higher sales.

Operating income increased 68.3% to $29.8 million in the fourth quarter of 2006 compared to $17.7 million in 2005. As a percentage of net sales, overall operating income declined to 6.9% in the fourth quarter of 2006 from 7.7% in 2005. However, existing market operating income increased to 8.9% from 7.7%. Interest expense increased $4.9 million due primarily to the additional borrowings associated with the acquisitions in 2006.

The Company’s net income for the fourth quarter was a record $14.6 million compared to $10.4 million in the fourth quarter of 2005. Diluted net income per share was $0.32 in the fourth quarter of 2006 compared to $0.25 in 2005, an increase of 28%.

2006 Annual Results

Sales increased 76.4% to a record $1.5 billion in 2006 from $850.9 million in 2005, reflecting the 2006 acquisitions and strong internal growth across all three product groups. The internal sales growth rate was 14.7% in 2006, while the acquired companies contributed the remaining sales increase. There were four additional business days in 2006, which boosted existing market annual sales by approximately 2.3%.

Gross profit increased 75.7% to $364.1 million in 2006 compared with $207.2 million in 2005, with the overall gross margin rate remaining constant at 24.3%. The existing market gross margin rate increased to 25.4% from 25.3%. The acquired branches had lower gross margin rates than our existing markets in 2006.

Operating expenses increased $117.4 million or 80.1% in 2006 compared to 2005, mostly due to the impact of the 2006 acquisitions. As a percentage of net sales, overall operating expenses increased to 17.6% from 17.2%, as the acquired companies had higher expenses as a rate of their sales, including amortization expense that increased approximately $8.5 million, mostly resulting from amortization of the intangible assets recorded for acquired companies’ customer relationships. Existing market operating expenses increased $6.6 million, or 4.9%, due primarily to higher payroll costs associated with the sales volume increase, six new branches opened in 2006, and higher transportation costs and option expense. These factors were partially offset by lower bad debt expense and lower professional fees. As a percentage of net sales, existing market operating expenses declined to 16.1% from 17.7%, due primarily to the leveraging of fixed expenses over the higher sales.

Operating income increased 65.2% to $100.3 million in 2006 from $60.7 million in 2005. As a percentage of net sales, overall operating income declined to 6.7% in 2006 from 7.1% in 2005. However, existing market operating income rose to 9.3% from 7.7%.

Interest expense increased $14.6 million in 2006 from 2005, due primarily to the additional borrowings associated with the acquisitions in 2006 and, to a lesser extent, higher interest rates. The Company’s income tax rate fell slightly to 39.0% in 2006 from 40.0% in 2005, reflecting greater reversals of income tax reserves related to previously filed tax returns.

Beacon had record net income of $49.3 million in 2006, compared to $32.9 million in 2005, due principally to the increase in operating income, which was partially offset by the higher interest expense. Diluted net income per share was $1.12 in 2006 compared to $0.80 in 2005, an increase of 40%.

Cash flow from operations was $82.8 million during 2006 compared to $6.1 million during 2005. Along with the increase of $16.0 million in net income, non-cash charges for depreciation and amortization and stock-based compensation increased $17.6 million in 2006. Also, accounts payable and accrued expenses increased $37.6 million, partially due to favorable extensions in payment terms offered to the Company in 2006. In addition, in 2005, the Company curtailed its purchases in the fourth quarter and paid down accounts payable accordingly. The Company had strategically increased its inventories prior to the fourth quarter of 2005 to counteract some price increases and temporary shortages.

Robert Buck, the Company’s President & Chief Executive Officer, stated, “We had another excellent year and fourth quarter, periods in which we experienced tremendous growth. Our business was very strong all year and we were able to make some significant acquisitions and open six new branches. These achievements took place while we were also raising new funds for continued growth through a successful secondary stock offering and a new $500 million credit facility which closed in early November. Although we have seen a slowdown in our business since the fourth quarter, when adjusting for five fewer business days than in the first quarter of 2006, our sales continued to grow slightly in the first quarter of fiscal year 2007 through November compared to the first quarter of 2006, considering that there has been no price inflation. As a result, we are optimistic about 2007 and excited about our future. We continue to aggressively pursue acquisitions throughout the United States and Canada that appear to be a good fit with the very successful Beacon business model.”

The Company will be holding its investor conference call today, December 14, 2006, at 10:00 a.m. Eastern Time. The dial-in-number is 888.396.2384 (participant passcode 51530540) (international dial-in-number 617.847.8711). Please call five to ten minutes prior to the scheduled start-time to assure timely access to the call.

About Beacon Roofing Supply, Inc.

Beacon Roofing Supply, Inc. is a leading distributor of roofing materials and complementary building products, operating 155 branches in 31 states in the United States and Canada.

Forward-Looking Statements:

This release contains information about management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the “Risk Factors” section of the Company’s latest Form 10-K. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

BEACON ROOFING SUPPLY, INC
Condensed Consolidated Statements of Operations

	Fourth Quarter Ended
		% of		% of
	September 30,	Net	September 24,	Net
(Dollars in thousands, except per share data)	2006	Sales	2005	Sales
	(a)
Net sales	$431,253	100.0%	$231,171	100.0%
Cost of products sold	328,891	76.3%	175,405	75.9%
Gross profit	102,362	23.7%	55,766	24.1%
Operating expenses	72,608	16.8%	38,087	16.4%
Income from operations	29,754	6.9%	17,679	7.7%
Other expenses:
Interest expense	6,304	1.5%	1,377	0.6%
Loss on early retirement of debt	—	0.0%	—	0.0%
Income before income taxes	23,450	5.4%	16,302	7.1%
Income taxes	8,878	2.0%	5,877	2.6%
Net income	$14,572	3.4%	$10,425	4.5%
Net income per share:
Basic	$0.33		$0.26
Diluted	$0.32		$0.25
Weighted average shares used in computing net income per share:
Basic	43,826,560		39,784,937
Diluted	44,930,593		41,176,503

	Fiscal Year Ended
		% of		% of
	September 30,	Net	September 24,	Net
(Dollars in thousands, except per share data)	2006	Sales	2005	Sales
	(a)
Net sales	$1,500,637	100.0%	$850,928	100.0%
Cost of products sold	1,136,500	75.7%	643,733	75.7%
Gross profit	364,137	24.3%	207,195	24.3%
Operating expenses	263,836	17.6%	146,476	17.2%
Income from operations	100,301	6.7%	60,719	7.1%
Other expenses:
Interest expense	19,461	1.3%	4,911	0.5%
Loss on early retirement of debt	—	0.0%	915	0.1%
Income before income taxes	80,840	5.4%	54,893	6.5%
Income taxes	31,529	2.1%	21,976	2.6%
Net income	$49,311	3.3%	$32,917	3.9%
Net income per share:
Basic	$1.15		$0.83
Diluted	$1.12		$0.80
Weighted average shares used in computing net income per share:
Basic	42,903,279		39,716,933
Diluted	44,044,769		41,118,944

(a)             The fourth quarter of fiscal year 2006 had three additional business days as compared to the fourth quarter of fiscal year 2005.

Note:                        All share and per share data reflect the June 2006 three-for-two stock split.

BEACON ROOFING SUPPLY, INC
Condensed Consolidated Balance Sheets

	September 30,	September 24,
(Dollars in thousands)	2006	2005
Assets
Current assets:
Cash	$1,847	$—
Accounts receivable, net	210,676	123,345
Inventories	164,285	82,423
Prepaid expenses and other assets	38,133	22,656
Deferred income taxes	10,704	4,339
Total current assets	425,645	232,763
Property and equipment, net	59,291	31,767
Goodwill	289,282	108,553
Other assets, net	65,672	13,904
Total assets	$839,890	$386,987
Liabilities and stockholders’ equity
Current liabilities:
Cash overdraft	$—	$6,107
Accounts payable	154,878	70,158
Accrued expenses	58,719	29,146
Current portion of long-term obligations	6,657	6,348
Total current liabilities	220,254	111,759
Borrowings under revolving lines of credit	229,752	63,769
Senior notes payable and other obligations, net of current portion	79,892	21,824
Deferred income taxes	18,823	10,890
Stockholders’ equity:
Common stock	439	404
Additional paid-in capital	203,433	142,038
Treasury stock	—	(515)
Retained earnings	81,361	32,050
Accumulated other comprehensive income	5,936	4,768
Total stockholders’ equity	291,169	178,745
Total liabilities and stockholders’ equity	$839,890	$386,987

BEACON ROOFING SUPPLY, INC
Condensed Consolidated Statements of Cash Flows

	Fiscal Year Ended
	September 30,	September 24,
	2006	2005
(In thousands)
Operating activities:
Net income	$49,311	$32,917
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23,792	8,748
Stock-based compensation	3,222	690
Loss on early retirement of debt	—	915
Unrealized gain on interest rate collar	(33)	—
Deferred income taxes	(1,504)	896
Changes in assets and liabilities, net of the effects of acquisitions:
Accounts receivable	(15,630)	(17,384)
Inventories	(9,120)	(4,828)
Prepaid expenses and other assets	(4,798)	(4,266)
Accounts payable and accrued expenses	37,564	(11,569)
Net cash provided by operating activities	82,804	6,119
Investing activities:
Purchases of property and equipment	(19,063)	(10,811)
Acquisition of businesses, net of cash acquired	(336,274)	(37,705)
Net cash used in investing activities	(355,337)	(48,516)
Financing activities:
Borrowings under revolving lines of credit	165,776	18,726
Borrowings (repayments) under senior notes & other	58,362	(1,589)
Early extinguishment of debt	—	(18,015)
Repayment of junior subordinated notes and warrants	—	(34,335)
Repayments on subordinated notes to related parties	—	(29,442)
Proceeds from sale of common stock	51,576	102,765
Proceeds from exercise of options	1,551	2,109
Deferred financing costs	(2,228)	(342)
Income tax benefit from stock-based compensation deductions in excess of the associated recognized compensation cost	5,596	—
Net cash provided by financing activities	280,633	39,877
Effect of exchange rate changes on cash	(146)	107
Net increase (decrease) in cash	7,954	(2,413)
Cash (overdraft) at beginning of period	(6,107)	(3,694)
Cash (overdraft) at end of period	$1,847	$(6,107)

Non-cash financing and investing activities:   None.

BEACON ROOFING SUPPLY INC
Consolidated Sales by Product Line

	For the Fiscal Year Ended:
	September 30, 2006		September 24, 2005
(dollars in millions)	Net Sales	Mix%	Net Sales	Mix%	Growth
Residential roofing products	$731.7	48.8%	$346.3	40.7%	$385.4	111.3%
Non-residential roofing products	448.0	29.9%	305.6	35.9%	142.4	46.6%
Complementary building products	320.9	21.4%	199.0	23.4%	121.9	61.2%
	$1,500.6	100.0%	$850.9	100.0%	$649.7	76.4%

Consolidated Sales by Product Line for Existing Markets(aa)

	For the Three Months Ended:
	September 30, 2006		September 24, 2005
(dollars in millions)	Net Sales	Mix%	Net Sales	Mix%	Growth
Residential roofing products	$115.0	41.5%	$94.2	40.8%	$20.8	22.1%
Non-residential roofing products	103.6	37.4%	85.2	36.9%	18.4	21.6%
Complementary building products	58.7	21.2%	51.7	22.4%	7.0	13.5%
	$277.3	100.0%	$231.1	100.0%	$46.2	20.0%
Overall existing market growth rate as adjusted for (a) below:						14.3%

	For the Fiscal Year Ended:
	September 30, 2006		September 24, 2005
(dollars in millions)	Net Sales	Mix%	Net Sales	Mix%	Growth
Residential roofing products	$353.4	40.8%	$292.9	38.8%	$60.5	20.7%
Non-residential roofing products	315.8	36.4%	284.1	37.6%	31.7	11.2%
Complementary building products	197.6	22.8%	178.5	23.6%	19.1	10.7%
	$866.8	100.0%	$755.5	100.0%	$111.3	14.7%

(aa)       Excludes branches, such as Shelter branches, acquired during  fiscal 2006.

(a)             The fourth quarter of fiscal year 2006 had three additional business days as compared to the fourth quarter of fiscal year 2005.

CONTACT:	Beacon Roofing Supply, Inc.
Dave Grace, CFO, 978-535-7668